Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of AgriFORCE Growing Systems Ltd. on Form S-8 File No. 333-259052 of our report dated March 29, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of AgriFORCE Growing Systems Ltd. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of AgriFORCE Growing Systems Ltd. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

March 29, 2022